CTS Corporation
Form 10-K 2005

EXHIBIT (23)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our report dated February 23, 2006 accompanying the consolidated financial statements, schedule II, and management’s assessment of the effectiveness of internal controls over financial reporting on page S-3 of the Annual Report of this Form 10-K for the year ended December 31, 2005 by reference in the prospectuses constituting part of the Registration Statements on Form S-3 (Nos. 333-117826, 333-88448, 333-72146 and 333-90697) and the Registration Statement on Form S-8 (No. 333-116287) of CTS Corporation.

/s/ Grant Thornton LLP
GRANT THORNTON LLP

Chicago, Illinois
February 23, 2006